Exhibit (n)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-133206 on Form N-2 of our report dated July 30, 2007, relating to the financial statements and financial highlights of Access Capital Strategies Community Investment Fund, Inc. (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended May 31, 2007, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Princeton, New Jersey

November 27, 2007